Exhibit 5.1

James P. Berklas

JBerklas@xlfleet.com

November 29, 2021

XL Fleet Corp.

145 Newton Street

Boston, MA 02

Ladies and Gentlemen:

You have requested my opinion, as general counsel to XL Fleet Corp., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 30,846,072 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Company’s 2020 Equity Incentive Plan, 2010 Equity Incentive Plan, Inducement Stock Option Award, and Inducement Restricted Stock Unit Award (collectively, the “Plans”).

In connection with this opinion, I have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Second Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

This opinion is expressed only with respect to the General Corporation Law of the State of Delaware. I express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated and is based on those laws as in effect on the date hereof, and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Very truly yours

/s/ James Berklas
James Berklas
General Counsel